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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors
Placer Savings Bank and Subsidiary:


We consent to the inclusion in this Registration Statement on the Pre-Effective Amendment No. 2 to Form S-4 of California Community Bancshares of our report dated February 9, 1999 except as to note 16 which is as of March 19, 1999 relating to the consolidated statement of financial condition of Placer Savings Bank and subsidiary as of December 31, 1998 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1998, which report is also included herein and to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus.


KPMG LLP


Sacramento, California
December 2, 1999